Exhibit (h)(4)

JOINDER

Reference is made to the Ninth Amended and Restated Credit Agreement, dated as of April 14, 2022 (as amended and in effect from time to time, the “Credit Agreement”), by and among the Borrowers party thereto, the Banks party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

All capitalized terms used in this Joinder which are defined in the Credit Agreement shall have the meanings set forth therein unless otherwise defined herein or the context otherwise requires.

Each of the undersigned hereby agrees that, effective the date hereof, it shall be a Borrower and a Tranche A Borrower under the Credit Agreement, and EFT Trust II, not individually but on behalf of the series thereof, BlackRock Floating Rate Loan EFT, agrees that, effective the date hereof, it shall also be a Tranche B Borrower under the Credit Agreement. Each of the undersigned agrees to be bound by the terms and conditions of the Credit Agreement as a Borrower.

Each of the undersigned hereby represents as to itself that as of the date hereof and after giving effect hereto: (i) the representations and warranties set forth in Article IV of the Credit Agreement with respect to the Borrowers are true and correct; (ii) it is in compliance in all material respects with all of the terms and provisions set forth in the Credit Agreement on its part to be observed or performed; and (iii) no Default or Event of Default with respect to itself shall have occurred and be continuing.

Each New Borrower’s Custodian is as set forth on the Supplement to Schedule 4.14 to the Credit Agreement attached hereto as Exhibit A.

In connection herewith, a new Allocation Notice shall be delivered.

For the avoidance of doubt, this Joinder is a Loan Document.

THIS JOINDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned have executed this Joinder this 6th day of October, 2022.

Maryland Corporation:

BlackRock Large Cap Series Funds, Inc., not individually, but on behalf of the following series thereof:
*BlackRock Advantage Large Cap Core Fund

Delaware Statutory Trusts:

BlackRock ETF Trust, not individually, but on behalf of the following series thereof:
*BlackRock Future Financial and Technology ETF

BlackRock ETF Trust II, not individually, but on behalf of the following series thereof:
*BlackRock Floating Rate Loan ETF

By:
Name:	Trent Walker
Title:	Authorized Signatory

Exhibit A

Supplement to Schedule 4.11

Maryland Corporation:

BLACKROCK LARGE CAP SERIES FUNDS, INC., on behalf of the following series: *BlackRock Advantage Large Cap Core Fund	BNY Mellon

Delaware Statutory Trusts:

BLACKROCK ETF TRUST, on behalf of the following series: * BlackRock Future Financial and Technolgy ETF	State Street

BlackRock ETF Trust II, on behalf of the following series: *BlackRock Floating Rate Loan ETF	State Street

*

1.	“BNY Mellon” = The Bank of New York Mellon

2.	“State Street” = State Street Bank and Trust Company